Exhibit 2.2

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (the “First Amendment”) dated as of May 27, 2014, is entered into among (i) SCREAMIN’ HOT FLORIDA, LLC, a Florida limited liability company and SCREAMIN’ HOT TRINITY, LLC, a Florida limited liability company (hereinafter collectively referred to as “Sellers” and each individually as “Seller”) and (ii) THE PRINCIPAL MEMBERS, and (iii) AMC WINGS, INC., a Michigan corporation (“Buyer”)

RECITALS

1.             Sellers, Principal Members and Buyer have previously executed and delivered that certain Asset Purchase Agreement dated as of April 1, 2014 (the “Agreement”) with respect to the purchase and sale of three (3) Buffalo Wild Wings restaurants in Florida (the “Restaurants”).

2.             Sellers, Principal Members and Buyer have agreed to amend the Agreement subject to and in accordance with the further terms, covenants and provisions of this First Amendment.

NOW, THEREFORE, in consideration of the execution and delivery of the Agreement, the foregoing recitals, the mutual agreements, covenants and promises contained in this First Amendment and other good and valuable considerations, the receipt, sufficiency and validity of which are hereby acknowledged, Sellers, Principal Members and Buyer agree as follows:

1.             Definitions. Capitalized terms used in this First Amendment without definition shall have the meanings assigned to such terms in the Agreement unless the context expressly requires otherwise.

2.             Closing Date. The parties hereto agree to use good faith best efforts to Close on the Purchased Assets on or before June 30, 2014, but in no event later than July 31, 2014.

3.             Section 9.01 Termination. Section 9.01(iii) is hereby restated in full as follows:

(iii) Any of the conditions set forth in Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by July 31, 2014 (the “Termination Date”), unless such failure of any such condition shall be due to the failure of Buyer to perform or comply with any material covenant, agreement or other obligation of Buyer in this Agreement to be performed or complied with by it prior to the Closing.

4.             Full Force and Effect. Except as expressly modified by this First Amendment, the Agreement remains unmodified and in full force and effect. All references in the Agreement to “this Agreement” shall be deemed references to the Agreement as modified by this First Amendment.

5.             Counterparts, Facsimile Signatures. This Amendment may be executed in one or more counterparts and the signature pages combined to constitute one document. Facsimile or electronic signatures shall have the same force and effect as original signatures.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed as of the date first above written by their respective officers thereunto duly authorized, as applicable.

“Sellers”

SCREAMIN’ HOT FLORIDA, LLC

By: /s/ Pat Katz

Name: Pat Katz

Title: CEO

SCREAMIN’ HOT TRINITY, LLC

By: /s/ Pat Katz

Name: Pat Katz

Title: CEO

PRINCIPAL MEMBERS

/s/ Pat Katz

Pat Katz

/s/ Doug Davis

Doug Davis

/s/ Kurtis Montgomery

Kurtis Montgomery

/s/ Sonny Beckley

Sonny Beckley

BUYER

AMC WINGS, INC.

By: /s/ David Burke

Name: David Burke

Title: CFO/Treasurer